UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 25, 2009

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	91-1965912
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01	Other Events

     On August 24, 2009, Revett Minerals Inc. reported that the Company signed an agreement with Trafigura AG to restructure a US $4.3 million interest bearing note. Under the terms of the agreement, $1 million in principal will be converted to equity through the issuance of 8.3 million common shares of Revett Minerals at a price of US $.12 per share. Of the principal remaining, a schedule of semi-annual repayments shall commence with the first payment due no later than December 31, 2009 and the final balance to be paid no later than June 30, 2012. Revett Minerals retains the right to prepay the Note in whole or part at any time outside the repayment schedule with 10 business days written notice.

Additionally, Revett Minerals is granting detachable warrants giving Trafigura the right to purchase as much as 10 million shares of the common stock of Revett at a strike price of US $.20 until June 30, 2012, subject to earlier expiry if the closing price of the common shares of Revett is above US$ 0.50 for fifteen consecutive trading days.. Upon exercise of any number of warrants allowed under the agreement the principal of the note shall be reduced by an amount equal to the purchase price. Trafigura will also be granted a right of first refusal (the ROFR) for a 10 year frame contract for concentrates produced at Rock Creek providing the frame contract does not jeopardize financing options for development of the project. Press release attached hereto as exhibit 99.1

ITEM 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated August 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS, INC
(registrant)

Date: August 25, 2009	By: /s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer and Secretary